                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

   We consent to the use in this Amendment No. 4 to Registration Statement No. 333-32796 of Evolve Software, Inc. on Form S-1 of our report dated March 10, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning InfoWide, Inc.'s being a development stage company and certain factors which raise substantial doubt about the ability of InfoWide Inc. to continue as a going concern) relating to the financial statements of InfoWide, Inc. (a development stage company) which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

DELOITTE & TOUCHE LLP

San Jose, California

August 1, 2000